EXHIBIT 5.2

Hogan Lovells US LLP 1601 Wewatta Street Suite 900 Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

December 9, 2020

Board of Directors

Innovation Pharmaceuticals Inc.

301 Edgewater Place, Suite 100

Wakefield, MA 01880

Ladies and Gentlemen:

We are acting as counsel to Innovation Pharmaceuticals Inc., a corporation organized under the laws of Nevada (the “Company”), in connection with the issuance and sale of 5,089 shares of the Company’s Series B-2 5% Convertible Preferred Stock, par value $0.001 (the “Preferred Stock”) convertible into shares of the Company’s Class A Common Stock and warrants (the “Warrants”) to purchase 10,178 shares of the Company’s Preferred Stock (together with the Preferred Stock, the “Securities”), pursuant to the terms of the Securities Purchase Agreement dated December 9, 2020 between the Company and the purchasers identified thereto (the “Purchasers”) (the “Purchase Agreement”), to be issued to the Purchasers pursuant to the registration statement on Form S-3 (No. 333‑239817) filed by the Company on July 10, 2020 and declared effective on July 17, 2020 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated December 9, 2020 (with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the New York Law. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Board of Directors Innovation Pharmaceuticals Inc.	- 2 -	December 9, 2020

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Purchase Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Warrants pursuant to the terms of the Purchase Agreement, and (iv) receipt by the Company of the consideration for the Preferred Stock and Warrants specified in the resolutions of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about December 9, 2020. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Current Report and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP